UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
February 6, 2018
BLACK KNIGHT, INC.
(Exact name of Registrant as Specified in its Charter)

001-37394
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-5265638 (IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 854-5100
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 7, 2018, Black Knight, Inc. ("Black Knight" or the "Company") announced that Anthony Jabbour will be appointed as Black Knight’s Chief Executive Officer effective as of April 1, 2018. Black Knight’s current Chief Executive Officer, Thomas J. Sanzone, will become Black Knight’s Vice Chairman of the Board of Directors and will assist with the transition.
Mr. Jabbour, age 50, most recently served as the Chief Operating Officer of Fidelity National Information Services, Inc.’s (“FIS”) Banking and Payments business. In this role, he had global accountability for solution development, sales and delivery of banking and payments offerings for clients of all sizes and in all geographic markets. Mr. Jabbour joined FIS in 2004, and during that time he held positions of increasing responsibility in operations and delivery services as a key member of the executive leadership team. Prior to joining FIS, Mr. Jabbour worked for Canadian Imperial Bank of Commerce and for IBM’s Global Services group managing complex client projects and relationships.
In connection with his appointment as Chief Executive Officer, on February 6, 2018, we entered into a new employment agreement with Mr. Jabbour. The employment agreement is effective as of April 1, 2018 and provides for a 3-year term ending on March 31, 2021, with a provision for automatic annual extensions beginning on April 1, 2019 and continuing thereafter unless either party provides timely notice that the term should not be extended. Mr. Jabbour’s employment agreement provides that he will receive a minimum annual base salary of $750,000, and is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. Mr. Jabbour’s target bonus is set at 200% of his base salary, with a maximum of up to 600% of his base salary. Mr. Jabbour’s employment agreement also provides that, in the event the Company is sold during the employment term and/or outperforms its financial projections in any calendar year, he shall be eligible to receive a discretionary bonus in an amount determined by the compensation committee. Mr. Jabbour is entitled to the benefits we provide to our other employees generally.
Mr. Jabbour’s employment agreement also provides that, upon his appointment as Chief Executive Officer, the compensation committee of the Company's Board of Directors will approve two equity incentive awards under Black Knight's Amended and Restated 2015 Omnibus Incentive Plan (the "Omnibus Plan"). As part of the Company’s annual equity incentive program, Mr. Jabbour will receive a restricted stock award with a grant date fair value of $7.5 million, which will vest in one-third increments over three years based on the grant date anniversary, subject to the achievement of performance criteria. Mr. Jabbour’s employment agreement also provides that he will receive a time-based restricted stock award with a grant date fair value of $9.4 million that will vest as follows: $2.3 million on November 1, 2018, $5.3 million on July 1, 2019, and $1.8 million on July 1, 2020.
Mr. Jabbour is not a party to any related party transactions with the Company and there are no family relationships among any of the Company’s directors or executive officers and Mr. Jabbour.
The foregoing summary of the terms and conditions of Mr. Jabbour's employment agreement and long-term incentive awards are summaries and are qualified in their entirety by the terms and conditions of Mr. Jabbour's employment agreement with the Company, the award agreements for Mr. Jabbour's long-term incentive awards and the Omnibus Plan.

Item 8.01.	Other Events
On February 7, 2018, Black Knight announced that Anthony Jabbour will assume the role as Black Knight’s Chief Executive Officer, effective as of April 1, 2018. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	Press Release dated February 7, 2018

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Knight, Inc.
Date:	February 12, 2018	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel and Corporate Secretary

 EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated February 7, 2018